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                                                                     Exhibit (b)

                                [QIB LETTERHEAD]

                                                               August 13th, 2004

To:
Quilmes Industrial (Quinsa) Societe Anonyme
84, Grand Rue
L-1660 Luxembourg
Grand-Duchy of Luxembourg

Dear Sirs,

We, Quilmes International (Bermuda) Ltd. ("QIB") hereby irrevocably commit to advance funds to Quilmes Industrial (Quinsa) Societe Anonyme ("Quinsa") (each advance of such funds, an "Advance"), on the basis of, and exclusively pursuant to, the following terms and conditions (the "Commitment"):

         1. The total amount to be disbursed by QIB to Quinsa under this Commitment shall be US$ 82,000,000 (Eighty Two Million United States Dollars)

         2. QIB will disburse the Advances to Quinsa following the reception from Quinsa of a notice of borrowing indicating (i) the amount to be disbursed; (ii) the date on which disbursement has to be made (such date not to be less than three business days after the reception of such notice of borrowing; (iii) the account details to disburse the Advance; and (iv) the confirmation by Quinsa of the acceptance of the specific terms and conditions (including but not limited to, interest rate, term and, if any, covenants) applicable to such Advance, which will be attached as an annex to such notice of borrowing.

         3. This commitment shall be valid only until December 31, 2004. After such date, Quinsa shall cease to be entitled to require the disbursement of any Advance from QIB under this Commitment.

         4. The number of Advances permitted under the Commitment is limited to three (3);

         5. The interest rate to be paid by Quinsa will be determined at the time of each Advance, but in any event, it shall not exceed the amount of the LIBOR Rate plus the Applicable Margin. For purposes hereof, "LIBOR Rate" shall mean with respect to any Advance the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page, as determined by QIB from time to time) at approximately 11:00 a.m., London time, two business days prior to the commencement of any interest period, as the rate for dollar deposits with a maturity comparable to such interest period. "Applicable Margin" shall mean five percent (5%).

         6.       All Advances shall be repaid in a maximum term of three (3)
                  years.
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         7.       Funds disbursed pursuant to this Commitment under the Advances shall be used exclusively to pay the purchase price of shares (including shares held as American Depositary Shares) issued by Quinsa (the "Shares"), provided that the Shares are purchased pursuant to a tender offer procedure conducted in accordance with any legal requirements, and to pay costs, fees and expenses associated to such purchase.

         8. All terms and conditions applicable to the Advances (including but not limited to, interest rate, term and, if any, covenants) will be agreed by QIB and Quinsa and will be attached as an annex to the notice of disbursement referred in paragraph 2 above. Disbursement by QIB of the funds under the relevant Advance as required under the notice of disbursement shall constitute evidence of its agreement to such terms and conditions

This Commitment will become a binding agreement of QIB and Quinsa upon receipt by us of a copy of this letter evidencing the agreement to the foregoing by Quinsa.

                                        Very truly yours,


                                        QUILMES INTERNATIONAL (BERMUDA) LTD.

                                        By: /s/ Agustin Garcia Mansilla
                                            ---------------------------------
                                            Name: Agustin Garcia Mansilla
                                            Title: Chief Executive Officer

Acknowledged and agreed as of
the date first written above:

Quilmes Industrial (Quinsa) Societe Anonyme

By: /s/ Francis Cressall
    -------------------------------
    Name: Francis Cressall
    Title: Group Treasurer

By: /s/ Gustavo Castelli
    -------------------------------
    Name: Gustavo Castelli
    Title: Chief Financial Officer